                                                FILED PURSUANT TO RULE 424(b)(3)
                                                REGISTRATION NO. 33-60172



PROSPECTUS SUPPLEMENT
(To Prospectus Dated September 12, 1996)



            USX-U.S. STEEL GROUP COMMON STOCK DIVIDEND REINVESTMENT
                            AND STOCK PURCHASE PLAN


                            -----------------------


                                USX CORPORATION
                       USX-U.S. STEEL GROUP COMMON STOCK


                            -----------------------


     This Prospectus Supplement is being provided as a supplement to Schedule I of the Prospectus dated September 12, 1996 (previously provided to you, see "Note" below). This Supplement extends the Schedule of Important Dates from December 1998 to December 2000.



NOTE: Copies of the September 12, 1996 Prospectus are available upon request to USX Corporation, Shareholder Services, 600 Grant Street, Room 611, Pittsburgh, PA 15219-4776, (Telephone (412) 433-4801).






                            -----------------------


          The date of this Prospectus Supplement is December 10, 1998

                                                                      Schedule I



          USX-U.S. STEEL GROUP COMMON STOCK DIVIDEND REINVESTMENT AND
                              STOCK PURCHASE PLAN
                                USX CORPORATION
                       USX-U.S. STEEL GROUP COMMON STOCK
                      LIST OF IMPORTANT DATES THROUGH 2000



                            (C)                       (D)                 (E)                     (F)                     (G)


                    THRESHOLD PRICE AND                              OPTIONAL CASH
                    WAIVER DISCOUNT, IF                *            PAYMENTS MUST BE         PRICING PERIOD
CYCLE               ANY, WILL BE SET BY:          RECORD DATE:         RECEIVED BY:            START DATE:         INVESTMENT DATE:
-----------------------------------------------------------------------------------------------------------------------------------
  B                      12/16/98                  12/18/98             12/21/98                12/22/98                1/11/99
  B                       1/19/99                   1/21/99              1/22/99                 1/25/99                2/10/99
  A                       2/12/99                   2/17/99              2/19/99                 2/22/99                3/10/99
  B                       3/18/99                   3/22/99              3/23/99                 3/24/99                4/12/99
  B                       4/16/99                   4/20/99              4/21/99                 4/22/99                5/10/99
  A                       5/17/99                   5/19/99              5/21/99                 5/24/99                6/10/99
  B                       6/17/99                   6/21/99              6/22/99                 6/23/99                7/12/99
  B                       7/19/99                   7/21/99              7/22/99                 7/23/99                8/10/99
  A                       8/16/99                   8/18/99              8/23/99                 8/24/99                9/10/99
  B                       9/17/99                   9/21/99              9/22/99                 9/23/99               10/11/99
  B                      10/19/99                  10/21/99             10/22/99                10/25/99               11/10/99
  A                      11/15/99                  11/17/99             11/22/99                11/23/99               12/10/99
  B                      12/16/99                  12/20/99             12/21/99                12/22/99                1/10/00
  B                       1/19/00                   1/21/00              1/24/00                 1/25/00                2/10/00
  A                       2/14/00                   2/16/00              2/22/00                 2/23/00                3/10/00
  B                       3/17/00                   3/21/00              3/22/00                 3/23/00                4/10/00
  B                       4/17/00                   4/19/00              4/20/00                 4/24/00                5/10/00
  A                       5/15/00                   5/17/00              5/23/00                 5/24/00                6/12/00
  B                       6/15/00                   6/19/00              6/20/00                 6/21/00                7/10/00
  B                       7/19/00                   7/21/00              7/24/00                 7/25/00                8/10/00
  A                       8/14/00                   8/16/00              8/22/00                 8/23/00                9/11/00
  B                       9/18/00                   9/20/00              9/21/00                 9/22/00               10/10/00
  B                      10/19/00                  10/23/00             10/24/00                10/25/00               11/10/00
  A                      11/14/00                  11/16/00             11/21/00                11/22/00               12/11/00

------------------

A. Investment of optional cash payments and reinvestment of dividends.

B. Investment of optional cash payments only.

C. The Threshold Price and Waiver Discount (if any) will be established two business days prior to the Record Date.

D. The Record Date for dividend months (those indicated by the letter "A" in the cycle column) will be established by the Board of Directors.
   The Record Date for non-dividend months (those indicated by the letter "B" in the cycle column) will be two business days immediately preceding the first day of the Pricing Period.

E. Optional cash payments are due by the last business day prior to commencement of the Pricing Period.

F. The Pricing Period will be the twelve consecutive Trading Days ending on the Trading Day immediately preceding the Investment Date.

G. The Investment Date will be the dividend payment date during a month in which a cash dividend is paid and in any other month, will be the tenth calendar day of such month, however, if either the dividend payment date or such tenth day falls on a date when the New York Stock Exchange is closed, the Investment Date will be the first day following on which the New York Stock Exchange is open.


                                                         U.S. EQUITY
                                                        MARKETS CLOSED
                                                        --------------

                                                    1999              2000**
                                                    ----              ----
New Years Day                                        1/1               1/1
Martin L. King Day                                  1/18              1/17
Presidents Day                                      2/15              2/21
Good Friday                                          4/2              4/21
Memorial Day                                        5/31              5/29
Independence Day                                     7/5               7/4
Labor Day                                            9/6               9/4
Thanksgiving                                       11/25             11/23
Christmas Day                                      12/24             12/25


* Record Dates in dividend months (February, May, August and November) are established as 3rd Wednesday of month unless that day is 15th, then date is 16th.

**   Estimated.



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